Klondex Reports Third Quarter 2017 Financial Results; Reiterates Full-Year Total Company Production Guidance of 213,000 - 230,000 GEOs at Production Cash Cost of $675 - $700 per GEO Sold
Vancouver, BC - November 9, 2017 - Klondex Mines Ltd. (TSX: KDX; NYSE American: KLDX) ("Klondex", the "Company", "we", "our", or "us") is pleased to announce its operational and financial results for the third quarter of 2017. This press release should be read in conjunction with our 2017 third quarter report on Form 10-Q, which includes our unaudited Condensed Consolidated Financial Statements and related Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), which are available on our website (www.klondexmines.com), on SEDAR (www.sedar.com), and on EDGAR (www.sec.gov). All dollar amounts included in this press release are expressed in thousands of United States dollars, unless otherwise noted, and are based on our MD&A and our unaudited Condensed Consolidated Financial Statements, which were prepared in accordance with Generally Accepted Accounting Principles ("GAAP") in the United States. References to "Notes" refers to the notes contained in the third quarter of 2017 unaudited Condensed Consolidated Financial Statements.
Third Quarter 2017 Highlights

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Safety - No lost-time injuries occurred at the Company's properties during the quarter. The operating teams recently achieved the following milestones without a lost-time injury: Fire Creek - 5 years, Midas - 3 years, Hollister and Aurora - 1 year. In addition, it has been approximately 1.7 years without a lost-time injury at True North.

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Consolidated performance - The Company mined a total of 54,172 gold equivalent ounces ("GEOs"), in line with management’s expectations. The Company produced a total of 40,819 GEOs. Total sales for the third quarter were 38,012 GEOs, consisting of 35,477 gold ounces and 189,904 silver ounces. Production cash costs per GEO sold(1) were $809 for the third quarter and $727 year-to-date.

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Nevada performance - At Fire Creek, Midas and Hollister, the Company mined 92,333 ore tons in the third quarter at an average mined head grade of 0.48 GEOs per ton. Total ounces mined in Nevada were 44,266. The Company ended the third quarter with a stockpile in Nevada of approximately 43,000 tons containing approximately 18,000 GEOs. The Company began to process Hollister ore at the Midas mill at the end of quarter with blend feed optimization ongoing.

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Canada performance - At True North, the Company mined a total of 120,864 ore tons from both the mine and tailings. Average mined head grade from the True North mine was 0.11 GEOs per ton. Total production from True North was 8,026 GEOs. The Company ended the third quarter with a stockpile at True North of approximately 11,000 tons containing approximately 1,600 GEOs.

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Full-year guidance - Based on year-to-date results and the Company's current forecast for 2017, total annual production guidance of 213,000 - 230,000 GEOs remains unchanged. This projection now consists of 178,000 - 185,000 GEOs produced from Nevada operations. The Company is widening its annual production guidance range for Canadian operations by 6,000 ounces to 35,000 - 45,000 GEOs. In addition, the Company is reiterating consolidated guidance for production cash costs per GEO sold(1) of $675 - $700.

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Acquisition - On October 19, 2017 the Company completed the previously announced acquisition of Bison Gold Resources Inc. This opportunistic acquisition consolidates Bison's complementary land package with existing operations at True North. Bison’s land package contains numerous historic drill holes with future potential for high-grade feed material to leverage our mill at True North.

(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
Mr. Paul Huet, President and CEO commented, “Mined ounces and consolidated production cash costs for the third quarter were in line with our expectations. However, we did not process all of the mined ore and built stockpiles, both in Nevada and Canada, during the quarter. We are working through the stockpiles now and anticipate the majority of those ounces will be processed in the fourth quarter, in addition to our planned fourth quarter production. A significant accomplishment was reached during the third quarter as we began processing Hollister ore through the Midas mill for the first time. We are making progress to improve recovery rates of the Hollister ore, as we analyze feed blends to provide the most favorable results. We anticipate this optimization process will be completed by year end.” Mr. Huet continued, “We are making significant progress in ramping up True North and Hollister to full production. In addition, we continue to achieve strong operating results at Fire Creek and Midas. Our annual operating plans, which are heavily weighted to the fourth quarter, have not changed. We remain confident in our plans and the Company is well positioned to achieve the annual production and cash cost targets we have reiterated today.”

2017 Full-Year Outlook
We continue to expect total Company consolidated production between 213,000 and 230,000 GEOs during 2017. This represents an increase in GEOs of approximately 40% from the prior year as we are now benefiting from production at Hollister in Nevada as well as higher production from True North in Canada as ramp-up continues. Fire Creek and Midas’ 2017 production is expected to be in line or slightly higher than the prior year.
The Company maintains its expectation of consolidated production cash cost per GEO sold of $675 to $700. We are reiterating previous production cash cost guidance for each of our Nevada operations. At True North, we now expect cash cost per GEO sold to be $1,000 to $1,050 for the year, up from the previous range of $900 to $950. The Company now expects all-in costs per gold ounce sold of $1,150 - $1,200 for 2017, an increase from the previous forecast of $1,070 to $1,130.
Guidance for 2017 site capital expenditures is unchanged at $63 - $71 million with an additional $7 - $9 million to be spent on district and near mine exploration. The majority of capital is being spent at Fire Creek as we continue underground expansion in the form of primary access development and advancement of a second portal.
Full-year general and administrative costs are now expected to be in the range of $20 to $22 million, an increase from the previous guidance range of $17 to $18 million. The increase is due to expenses associated with Company growth, including salaries and professional service fees.
We now expect total annual development and project costs for Hollister to be between $10 and $11 million, up from the previous forecast amount of $9 million. The year-to-date development and project costs for Hollister of $10.6 million are above the high end of the originally expected range primarily due to additional development at the Hollister mine in preparation for initial production.
Below are tables summarizing key 2017 operating guidance metrics.

	Gold Equivalent Ounces Produced(1)		Production Cash Costs per Gold Equivalent Ounce Sold(1)		Capital Expenditures (thousands)
2017 full-year outlook	Low	High	Low	High	Low	High
Midas	48,000	50,000	$800	$850	$9,000	$10,000
Midas Mill	—	—	—	—	6,000	8,000
Fire Creek	109,000	110,000	425	450	27,000	29,000
Hollister	21,000	25,000	935	960	6,000	8,000
Nevada Total	178,000	185,000	625	650	48,000	55,000
True North(2)	35,000	45,000	1,000	1,050	15,000	16,000
	213,000	230,000	$675	$700	$63,000	$71,000

	Low	High
Corporate general and administrative (thousands)	$20,000	$22,000
Hollister development and project costs (thousands)	$10,000	$11,000
All-in sustaining costs per gold ounce sold(1)	$950	$1,000
Regional exploration (thousands)	$7,000	$9,000
All-in costs per gold ounce sold(1)	$1,150	$1,200
(1) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
(2) Based on an estimated CDN:US dollar exchange rate of 0.75:1.
Klondex has not reconciled forward-looking 2017 full year non-GAAP performance measures contained in this press release to their most directly comparable GAAP measures, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts at this time to estimate and quantify, with a reasonable degree of certainty, various necessary GAAP components, including for example those related to future production costs, realized sales prices and the timing of such sales, timing and amounts of capital expenditures, metal recoveries, and corporate general and administrative amounts and timing, or others that may arise during the year. These components and other factors could materially impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.
Consolidated Financial Results of Operations

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenues	$48,853	$55,641	$177,355	$142,075
Cost of sales
Production costs	26,108	27,774	94,035	70,681
Depreciation and depletion	10,673	6,885	33,273	19,114
Write-down of production inventories	6,394	—	12,309	—
	5,678	20,982	37,738	52,280
Other operating expenses
General and administrative	5,738	4,837	15,953	11,435
Exploration	3,667	3,421	5,093	8,263
Development and projects costs	2,288	—	11,674	5,530
Asset retirement and accretion	382	256	1,143	755
Business acquisition costs	—	818	—	1,870
Provision for legal settlement	—	—	—	2,250
Loss on equipment disposal	201	105	343	109
(Loss) Income from operations	(6,598)	11,545	3,532	22,068
Other income (expense)
(Loss) on derivatives, net	(219)	(1,297)	(699)	(15,578)
Interest (expense), net	(1,028)	(1,218)	(3,285)	(3,949)
Foreign currency (loss) gain, net	(4,652)	328	(8,756)	(2,222)
Interest income and other (expense), net	(65)	52	40	57
Income (loss) before tax	(12,562)	9,410	(9,168)	376
Income tax (expense)	(830)	(2,141)	(6,759)	(4,254)
Net income (loss)	$(13,392)	$7,269	$(15,927)	$(3,878)

Net income (loss) per share
Basic	$(0.08)	$0.05	$(0.09)	$(0.03)
Diluted	$(0.08)	$0.05	$(0.09)	$(0.03)
Third quarter 2017
Revenues decreased in the third quarter of 2017 compared to the third quarter of 2016 due to fewer ounces sold and a lower realized price per ounce of gold. Revenues increased year-to-date in 2017 due to more ounces sold as a result of higher grades from Fire Creek and Midas along with the addition of production at True North. Consolidated ore tons milled year-to-date 2017 and 2016 were 440,436 and 261,753, respectively. See the Mining operations review in the MD&A section of the third quarter Form 10-Q for additional discussion on operating results at each mine.

General and administrative costs increased during three and nine months ended September 30, 2017 as compared to the same periods in 2016 due to higher compensation and benefit costs from increased staff levels at the corporate office and professional fees, both of which are due to Company growth.
Development and project costs during the three and nine months ended September 30, 2017 were $1.8 million and $10.6 million, respectively at Hollister. These costs were generally for rehabilitating drifts, and ramps which enable us to physically access the underground stopes and working faces, drilling, engineering, metallurgical, and other related costs to delineate or expand mineralization, all of which occurred in the Main and Gloria zones.
Liquidity and Capital Resources

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Net income (loss)	$(13,392)	$7,269	$(15,927)	$(3,878)
Net non-cash adjustments	18,626	3,768	46,805	27,959
Net change in non-cash working capital	(5,789)	(252)	(5,428)	3,769
Net cash (used) provided by operating activities	(555)	10,785	25,450	27,850
Net cash used in investing activities	(20,390)	(17,275)	(55,406)	(60,872)
Net cash (used) provided by financing activities	(142)	100,764	2,600	104,447
Effect of foreign exchange on cash balances	146	(10)	327	619
Net increase (decrease) in cash	(20,941)	94,264	(27,029)	72,044
Cash, beginning of period	41,548	36,877	47,636	59,097
Cash, end of period	$20,607	$131,141	$20,607	$131,141
Third quarter 2017
During the three and nine months ended September 30, 2017 and 2016, operating cash flows were positively impacted by GEO's sold. During the three months ended September 30, 2017, net cash used in investing activities increased by $3.1 million as a result of larger capital expenditures as compared to the same period of the prior year. During the nine months ended September 30, 2017, net cash used in investing activities decreased by $5.5 million as compared to the nine months ended September 30, 2016, as the True North acquisition resulted in a $20 million cash payment during the first half of 2016. This decrease was partially offset by higher 2017 capital expenditures. During the nine months ended September 30, 2017 and 2016, the Company funded capital expenditures for mineral properties, plant and equipment. During the three and nine months ended September 30, 2017, net cash provided by financing activities decreased by $100.9 million and $101.8 million, respectively, as a result of cash proceeds received for the issuance of common shares in connection with the Hollister acquisition in the third quarter of 2016.
Working capital and liquidity
As of September 30, 2017, the Company had total liquidity of $40.4 million, consisting of $17.4 million in working capital and $23.0 million of borrowing availability under the Revolver. The Company held metal inventory valued at approximately $43.1 million at the end of the third quarter.

Third Quarter 2017 and Year to Date Summary Operational Results

	Three months ended September 30, 2017
Mine operations	Fire Creek	Midas	Hollister	Nevada Total	True North		Total
Ore tons mined	29,933	38,887	23,513	92,333	120,864		213,197
Average gold equivalent mined head grade (oz/ton)(1)	0.87	0.28	0.31	0.48	0.08		0.25
Gold equivalent mined (oz)(1)	25,918	11,062	7,286	44,266	9,906		54,172
Gold mined (oz)(1)	25,716	8,511	6,707	40,934	9,906		50,840
Silver mined (oz)(1)	15,088	191,065	42,980	249,133	—		249,133
Ore tons milled	30,911	39,300	7,824	78,035	110,590		188,625
Average gold equivalent mill head grade (oz/ton)(1)	0.79	0.28	0.26	0.48	0.08		0.25
Average gold mill head grade (oz/ton)	0.78	0.21	0.23	0.44	0.08		0.23
Average silver mill head grade (oz/ton)(2)	0.52	4.77	1.94	2.8	—	(2)	1.16
Average gold recovery rate (%)	90.5%	88.7%	72.8%	89.1%	92.0%		90.0%
Average silver recovery rate (%)(2)	83.1%	82.4%	62.8%	81.1%	—%	(2)	81.7%
Gold equivalent produced (oz)(1)	21,983	9,351	1,459	32,793	8,026		40,819
Gold produced (oz)	21,805	7,288	1,331	30,424	8,007		38,431
Silver produced (oz)	13,292	154,536	9,528	177,356	1,424		178,780
Gold equivalent sold (oz)(1)	23,128	8,746	529	32,402	5,610		38,012
Gold sold (oz)	22,883	6,531	472	29,886	5,591		35,477
Silver sold (oz)	18,332	165,930	4,218	188,480	1,424		189,904
Revenues and realized prices
Gold revenue (000s)	$29,411	$8,398	$606	$38,415	$7,179		$45,594
Silver revenue (000s)	315	2,847	73	3,235	24		3,259
Total revenues (000s)	$29,726	$11,245	$679	$41,650	$7,203		$48,853
Average realized gold price ($/oz)	$1,285	$1,286	$1,284	$1,285	$1,284		$1,285
Average realized silver price ($/oz)	$17.18	$17.16	$17.31	$17.16	$16.85		$17.16
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$509	$1,160	$1,197	$696	$1,461		$809
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.

	Nine months ended September 30, 2017
Mine operations	Fire Creek	Midas	Hollister	Nevada Total	True North		Total
Ore tons mined	95,592	119,473	46,013	261,078	219,637		480,715
Average gold equivalent mined head grade (oz/ton)(1)	0.94	0.32	0.36	0.55	0.10		0.35
Gold equivalent mined (ounces)(1)	89,834	38,570	16,476	144,895	21,409		166,304
Gold mined (ounces)(1)	88,883	27,632	15,192	131,707	21,409		153,116
Silver mined (ounces)(1)	69,169	787,541	95,287	951,997	—		951,997
Ore tons milled	101,630	121,780	7,824	231,234	209,202		440,436
Average gold equivalent mill head grade (oz/ton)(1)	0.93	0.32	0.26	0.58	0.10		0.36
Average gold mill head grade (oz/ton)	0.92	0.23	0.23	0.53	0.10		0.33
Average silver mill head grade (oz/ton)(2)	0.70	6.52	1.94	3.81	—	(2)	2.00
Average gold recovery rate (%)	92.1%	91.2%	72.8%	91.6%	93.0%		91.8%
Average silver recovery rate (%)(2)	84.4%	83.4%	62.8%	83.1%	—%	(2)	83.4%
Gold equivalent produced (ounces)(1)	86,948	34,711	1,459	123,103	18,752		141,855
Gold produced (ounces)	86,127	25,512	1,331	112,970	18,718		131,688
Silver produced (ounces)	59,717	662,334	9,528	731,579	2,424		734,003
Gold equivalent sold (ounces)(1)	87,035	36,799	529	124,342	16,857		141,214
Gold sold (ounces)	86,230	26,804	472	113,506	16,823		130,329
Silver sold (ounces)	58,529	719,632	4,218	782,379	2,424		784,803
Revenues and realized prices
Gold revenue (000s)	$108,415	$33,638	$606	$142,659	$21,025		$163,684
Silver revenue (000s)	1,012	12,544	73	13,629	42		13,671
Total revenues (000s)	$109,427	$46,182	$679	$156,288	$21,067		$177,355
Average realized gold price ($/oz)	$1,257	$1,255	$1,284	$1,257	$1,250		$1,256
Average realized silver price ($/oz)	$17.29	$17.43	$17.31	$17.42	$17.33		$17.42
Non-GAAP Measures
Production cash costs per GEO sold(2)(3)	$454	$990	$1,197	$616	$1,544		$727
(1) Gold equivalent ounces ("GEO") and grades are computed as the applicable gold ounces/grade plus the silver ounces/grade divided by a GEO ratio. GEO ratios are computed by dividing the average realized gold price per ounce by the average realized silver price per ounce received by the Company in the respective period. Mined ounces are calculated using tons hauled to surface multiplied by the assays from production sampling.

(2) The Company does not track this silver statistic at True North due to silver being trivial to that operation.
(3) This is a non-GAAP measure; refer to the Non-GAAP performance measures section of this Press Release for additional detail.
Nevada operations
The Company's Nevada operations milled 78,035 ore tons at an average milled head grade of 0.48 GEOs per ton during the third quarter of 2017. Operations at Fire Creek continue to perform ahead of management expectations. In addition to the positive Q3 production results, mine development at Fire Creek will continue to ramp-up in the fourth quarter for 2018 mining. We began to process Hollister ore at the Midas mill towards the end of quarter. The commissioning of the new CIL circuit was in process while we tested ore blends from the Nevada mines to yield the most favorable overall recovery results. Initially, we processed 100% Hollister ore in the Midas mill at approximately 40 tons per hour. Subsequent to incurring normal commissioning activities, modifications were made to the feed blend adding approximately 30% low grade Midas ore to dilute the organic carbon. Metallurgical test work is on-going and throughout this process recoveries have steadily improved and are expected to be between 85% and 90% for the Hollister ore going forward. Additionally, silver recoveries have also improved and are expected to increase to be approximately 70%, approximately 10% higher than predicted. Production from Hollister was also impacted by a delay in the delivery of the new carbon screens which were needed for the mill modifications. It is anticipated that the new processing circuit will be optimized during the fourth quarter. Hollister is well positioned to achieve significant production improvements during the fourth quarter as we plan to mine higher-grade stopes already developed.
Canada operations
At True North, the Company milled 62,480 ore tons at an average milled head grade of 0.11 gold ounces per ton, producing 6,145 gold equivalent ounces. The Company also processed 48,110 tons from the True North Tailings at an average grade of 0.04 gold ounces per ton, producing an additional 1,881 gold equivalent ounces. Third quarter production was negatively impacted by sequencing of underground stopes. Waste development is now in place to deliver higher grade stopes in the fourth quarter. Additionally, during the third quarter of 2017, staffing changes have been successfully implemented including management additions and the Company continues to make progress transitioning to Klondex employees from third-party contractors.
The third quarter ended with significant momentum in several areas. Over 60% of the gold equivalent ounces mined during the third quarter were mined during the month of September. Also, for the month of September, ore development advance rates achieved were more than double the year-to-date average. In addition, approximately 70% of planned stoping fronts have been developed for fourth quarter production.
Webcast and Conference Call
A conference call and webcast will be held on Friday, November 10, 2017 at 10:30am ET/7:30am PT. The conference call telephone numbers are listed below.
Canada & USA Toll Free Dial In: +1 800-319-4610
Toronto: +1 416-915-3239
International: +1 604-638-5340
Callers should dial in 5 to 10 minutes prior to the scheduled start time and ask to join the Klondex call. The webcast will be available on the Company's website or by clicking http://services.choruscall.ca/links/klondex20171110.html.

For More Information
John Seaberg
Senior Vice President, Strategic Relations
O: 775-284-5757
M: 303-668-7991
jseaberg@klondexmines.com
About Klondex Mines Ltd. (www.klondexmines.com)
Klondex is a junior-tier gold and silver mining company focused on exploration, development, and production in a safe, environmentally responsible, and cost-effective manner. The Company has 100% interests in four producing mineral properties: the Fire Creek Mine, the Midas Mine and ore milling facility, the Hollister Mine, all of which are located in the state of Nevada, USA, and the True North Mine and mill in Manitoba, Canada. The Company also has a 100% interest in the Aurora mine and ore milling facility (formerly known as Esmeralda), also located in Nevada, USA.

Cautionary Note Regarding Forward-looking Information
This news release contains certain information that may constitute forward-looking information or forward-looking statements under applicable Canadian and United States securities legislation (collectively, “forward-looking information”), including but not limited to the future exploration, development and production plans of Klondex. This forward-looking information entails various risks and uncertainties that are based on current expectations, and actual results may differ materially from those contained in such information. These uncertainties and risks include, but are not limited to, the strength of the global economy; the price of gold; operational, funding and liquidity risks; the degree to which mineral resource estimates are reflective of actual mineral resources; the degree to which mineral reserve estimates are reflective of actual mineral reserves; the degree to which factors which would make a mineral deposit commercially viable are present; the risks and hazards associated with underground operations; and the ability of Klondex to fund its substantial capital requirements and operations. Risks and uncertainties about the Company’s business are more fully discussed in the Company’s disclosure materials filed with the securities regulatory authorities in Canada and United States available at www.sedar.com and www.sec.gov, respectively. Readers are urged to read these materials. Klondex assumes no obligation to update any forward-looking information or to update the reasons why actual results could differ from such information unless required by law.
Non-GAAP performance measures
We have included the non-GAAP measures "Production cash costs per gold equivalent ounce sold", "All-in sustaining costs per gold ounce sold", and "All-in costs per gold ounce sold" in this press release (collectively, the "Non-GAAP Measures"). These Non-GAAP Measures are used internally to assess our operating and economic performance and to provide key performance information to management. We believe that these Non-GAAP Measures, in addition to conventional measures prepared in accordance with GAAP, provide investors with an improved ability to evaluate our performance and ability to generate cash flows required to fund and sustain our business. These Non-GAAP Measures are intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These Non-GAAP Measures do not have any standardized meaning prescribed under GAAP, and therefore may not be comparable to or consistent with measures used by other issuers or with amounts presented in our financial statements.
Our primary business is gold production and our current and future operations, development, exploration, and life-of-mine plans primarily focus on maximizing returns from such gold production. As a result, our Non-GAAP Measures are calculated and disclosed on a per gold or gold equivalent ounce basis.
Production cash costs per gold equivalent ounce sold
Production cash costs per gold equivalent ounce sold presents our cash costs associated with the production of gold equivalent ounces and, as such, non-cash depreciation and depletion charges are excluded. Production cash costs per gold equivalent ounce sold is calculated on a per gold equivalent ounce sold basis, and includes all direct and indirect operating costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (State of Nevada net proceeds and other such taxes are excluded). We believe that converting the benefits from selling silver ounces into gold ounces is helpful to analysts and investors as it best represents the way we operate, which is to maximize returns from gold production. Gold equivalent ounces are computed using the number of silver ounces required to generate the revenue derived from the sale of one gold ounce, using average realized selling prices (in thousands, except ounces sold and per ounce amounts):

	Three months ended September 30, 2017			Nine months ended September 30, 2017
	Nevada Total	True North	Total	Nevada Total	True North	Total
Average realized price per gold ounce sold	$1,285	$1,284	$1,285	$1,257	$1,250	$1,256
Average realized price per silver ounce sold	$17.16	$16.85	$17.16	$17.42	$17.33	$17.42
Silver ounces equivalent to revenue from one gold ounce	74.9	76.2	74.9	72.2	72.1	72.1
Silver ounces sold	188,480	1,424	189,904	782,379	2,424	784,803
GEOs from silver ounces sold	2,516	19	2,535	10,836	34	10,885
Gold ounces sold	29,886	5,591	35,477	113,506	16,823	130,329
Gold equivalent ounces	$32,402	$5,610	$38,012	$124,342	$16,857	$141,214
Production costs	$21,543	$4,565	$26,108	$75,306	$18,729	$94,035
Add: Write-down of production inventories (cash portion)	1,005	3,630	4,635	1,254	7,306	8,560
	$22,548	$8,195	$30,743	$76,560	$26,035	$102,595
Production cash costs per GEO sold	$696	$1,461	$809	$616	$1,544	$727
(1) Nevada Total includes Fire Creek, Midas, and Hollister.
All-in sustaining costs per gold ounce sold
All-in sustaining cost ("AISC") amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP.
Our calculation of AISC per gold ounce sold is consistent with the June 2013 guidance released by the World Gold Council, a non-regulatory, non-profit market development organization for the gold industry. AISC per gold ounce sold reflects the varying costs of producing gold over the life-cycle of a mine or project, including costs required to discover and develop new sources of production; therefore, capital amounts related to expansion and growth projects are included.
AISC per gold ounce includes all: (1) direct and indirect operating cash costs related to the physical activities of producing gold, including mining, processing, third-party refining expenses, on-site administrative and support costs, royalties, and cash portions of net realizable value write-downs on production-related inventories (2) general and administrative expenses, (3) asset retirement and accretion expenses, and (4) sustaining capital expenditures, the total of which is reduced for revenues earned from silver sales. Certain cash expenditures, including State of Nevada net proceeds and other related taxes, federal tax payments, and financing costs are excluded.
All-in costs per gold ounce sold
All-in costs per gold ounce sold includes additional costs which reflect the varying costs of producing gold over the life-cycle of a mine or project. We calculate our all-in costs per gold ounce sold by beginning with the AISC total and adding non-sustaining (growth) capital expenditures and exploration and development expenditures.
AISC per gold ounce sold and all-in costs per gold ounce sold are presented in the tables below (in thousands, except ounces sold and per ounce amounts):

	Three months ended September 30, 2017
	Nevada Total(1)	True North	Corporate	Total
Production costs	$21,543	$4,565	$—	$26,108
Add: Write-down of production inventories (cash portion)	1,005	3,630	—	4,635
	22,548	8,195	—	30,743
General and administrative	1,115	354	4,269	5,738
Asset retirement cost assets and accretion	350	32	—	382
Sustaining capital expenditures	9,065	3,953	27	13,045
Less: silver revenue	(3,235)	(24)	—	(3,259)
All-in sustaining costs	29,843	12,510	4,296	46,649

Gold ounces sold	29,886	5,591	—	35,477

All-in sustaining costs per gold ounce sold	$999	$2,238	$—	$1,315

All-in sustaining costs	29,843	12,510	4,296	46,649
Non-sustaining capital expenditures	7,650	186	9	7,845
Exploration	3,541	126	—	3,667
Development and projects costs	2,288	—	—	2,288
All-in costs	$43,322	$12,822	$4,305	$60,449

Gold ounces sold	29,886	5,591	—	35,477

All-in costs per gold ounce sold	$1,450	$2,293	$—	$1,704
(1) The Nevada Total includes Fire Creek, Midas, Hollister, and Aurora.

	Nine months ended September 30, 2017
	Nevada Total(2)	True North	Hollister, Aurora, and Corporate	Total
Production costs	$75,306	$18,729	$—	$94,035
Add: Write-down of production inventories (cash portion)	1,254	7,306	—	8,560
	76,560	26,035	—	102,595
General and administrative	2,091	782	13,080	15,953
Asset retirement cost assets and accretion	1,052	91	—	1,143
Capital expenditures	32,590	11,187	183	43,960
Less: silver revenue	(13,629)	(42)	—	(13,671)
All-in sustaining costs	98,664	38,053	13,263	149,980

Gold ounces sold	113,506	16,823	—	130,329

All-in sustaining costs per gold ounce sold	$869	$2,262	$—	$1,151

All-in sustaining costs	98,664	38,053	13,263	149,980
Non-sustaining capital expenditures	11,260	486	200	11,946
Exploration	4,967	126	—	5,093
Development and projects costs	11,674	—	—	11,674
All-in costs	$126,565	$38,665	$13,463	$178,693

Gold ounces sold	113,506	16,823	—	130,329

All-in costs per gold ounce sold	$1,115	$2,298	$—	$1,371
(2) The Nevada Total includes Fire Creek, Midas, Hollister, and Aurora.